EXHIBIT 99.1

News

Georgia-Pacific Corporation 133 Peachtree Street, N.E. Atlanta, Georgia 30303

Release No. C-1761

Contacts: Media - Greg Guest (404) 652-4739 Robin Keegan (404) 652-4713 Investors - Rich Good (404) 652-4720 Richard Perkins (404) 652-4721

Date: Sept. 12, 2002

GEORGIA-PACIFIC DELAYS SEPARATION TRANSACTIONS, REMAINS COMMITTED TO SEPARATION STRATEGY

           ATLANTA -- Georgia-Pacific Corp. (NYSE: GP) today announced that it is delaying the separation of its consumer products and packaging business due to current conditions in the financial markets, the continued weak business environment in its building products segment and the pending divestiture of its Unisource paper distribution subsidiary.

           In May, the company's board authorized Georgia-Pacific management to proceed with separating the company's consumer products and packaging business and its building products and distribution business into two publicly traded companies, subject to suitable business and capital market conditions. Based on a thorough evaluation of current debt and equity markets and the current environment in the building products segment, the company and its advisors have decided to delay the planned separation.

          "We remain convinced that the separation of Georgia-Pacific into two focused companies is the right strategy for our shareholders and one that will add value," said A.D. "Pete" Correll, Georgia-Pacific chairman and chief executive officer. "Although we are committed to our planned separation, we have reluctantly concluded that now is not the right time to execute the transactions. However, implementation of the organizational structure and internal processes necessary for a separation of the two businesses will continue. We will closely monitor business and market conditions in the coming months, and will proceed when conditions are favorable for completing the separation.

"Our businesses have sound strategies in place. We will continue to focus on our top priorities of debt reduction and margin improvement," Correll concluded.

          Georgia-Pacific also indicated that negotiations on its previously announced sale of its Unisource subsidiary to Bain Capital are proceeding on schedule. The company expects to close the transaction in the fourth quarter.

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           Headquartered at Atlanta, Georgia-Pacific is one of the world's leading manufacturers and distributors of tissue, packaging, paper, building products, pulp and related chemicals. With annual sales of more than $25 billion, the company employs approximately 71,000 people at 600 locations in North America and Europe. Its familiar consumer tissue brands include Quilted Northern®, Angel Soft®, Brawny®, Sparkle®, Soft 'n Gentle®, Mardi Gras®, So-Dri®, Green Forest® and Vanity Fair®, as well as the Dixie® brand of disposable cups, plates and cutlery. Georgia-Pacific's building products distribution segment has long been among the nation's leading wholesale suppliers of building products to lumber and building materials dealers and large do-it-yourself warehouse retailers. In addition, Georgia-Pacific's Unisource Worldwide subsidiary is one of the largest distributors of packaging systems, printing and imaging papers and maintenance supplies in North America.

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